UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): May 23, 2005

                            INKSURE TECHNOLOGIES INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

             0-24431                                      84-1417774
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     (Commission File Number)                  (IRS Employer Identification No.)


1770 N.W. 64TH STREET FORT LAUDERDALE, FL                        433309
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 (Address of Principal Executive Offices)                      (Zip Code)

                                 (954) 772-8507
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF PRINCIPAL OFFICERS

     On May 23, 2005, Yaron Meerfeld, Chief Executive Officer of the Company, notified the Company that he was resigning from his position of Chief Executive Officer of the Company in order to become the Company's Chief Operating Officer. Mr. Meerfeld's resignation was not due to a disagreement with the Company known to an executive officer of the Company on any matter relating to the Company's operations, policies or practices.

     On May 23, 2005, the Company's Board of Directors appointed Yaron Meerfeld the to the position of Chief Operating Officer of the Company, effective as of the date of Mr. Meerfeld's resignation as the Chief Executive Officer of the Company. Mr. Meerfeld remained a director of the Company. As the Company's Chief Operating Officer, Mr. Meerfeld will act as a direct liaison between the Company's R&D efforts and the Company's sales and marketing team.

     On May 23, 2005, the Company's Board of Directors appointed Elie Housman, Chairman of the Company, to the position of Chief Executive Officer of the Company, effective as of the date of Mr. Meerfeld's resignation. Mr. Housman remained a director of the Company and the Chairman of the Company. The Board of Directors' appointment of Mr. Housman as Chief Executive Officer is a result of the Company's attempt to further solidify its sales and marketing efforts in the United States.

     Mr. Meerfeld, age 45, joined the Company in November 2001 as Chief Executive Officer and a director. During the seven years prior to joining the Company, Mr. Meerfeld developed an expertise in authentication and multi-layered security systems for documents, passports, ID cards and smart cards as Managing Director of Kromotek, Inc. and as the Vice President for Sales and Marketing at SuperCom Ltd. Prior to joining SuperCom, he served as Vice President for Sales and Marketing at APPLItec Ltd, Director of International Sales and Marketing at IIS Ltd. and in senior sales positions at Eichut Microcomputers, Ltd. Mr. Meerfeld holds a B.Sc. in Economics & Business from Bar Ilan University and an M.B.A. from Tel Aviv University in Israel.

     Mr. Housman, age 68, joined the Company in February 2002 as Chairman and a director. Mr. Housman was a Principal at Charterhouse Group International, a privately held merchant bank, from 1989 until June 2001. At Charterhouse, Mr. Housman was involved in the acquisition of a number of companies with total sales of several hundred million dollars. Prior to Charterhouse, he was co-owner of AP Parts, a $250 million automotive parts manufacturer. Mr. Housman was also the Chairman of Novo Plc. in London, a leading company in the broadcast storage and services industry. At present, Mr. Housman is a director of two public companies, ICTS International, N.V., a prominent aviation security company listed on The Nasdaq Stock Market and EVCI Career Colleges Incorporated, which is listed on The Nasdaq SmallCap Market and the Boston Stock Exchange. In addition, Mr. Housman serves a director for a number of privately held companies in the United States.

     There is no family relationship between either Mr. Meerfeld or Mr. Housman and any other Company executive officer or director.

     Mr. Meerfeld has an employment agreement with the Company. The agreement provides for an annual base salary of $108,000 plus customary payments that are made to employees in Israel and the use of a Company automobile. Mr. Meerfeld may terminate the agreement on 180 days' prior written notice and the Company may terminate the agreement on 270 days' prior written notice, provided that the Company may terminate the agreement without prior notice upon the occurrence of certain events constituting justifiable cause. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses and confidentiality.

     Mr. Housman has an employment agreement with the Company. The agreement provides for an annual base salary of $120,000. Pursuant to the agreement, Mr. Housman has been granted five-year options to purchase 250,000 shares of the Company's common stock, which options are exercisable at a price per share of $1.30. The agreement expires in February 2006 and either party may terminate the agreement on ten days' prior written notice or upon the occurrence of certain events constituting cause or good reason. In the event the agreement is terminated without cause or good reason, Mr. Housman would be entitled to a lump sum severance payment equal to Mr. Housman's annual base salary. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses, confidentiality and non-competition.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2005                                    INKSURE TECHNOLOGIES INC.

                                                       By: /S/ Eyal Bigon
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                                                       Eyal Bigon
                                                       Chief Financial Officer